As filed with the Securities and Exchange Commission on May 11, 1999

                                                          Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                               ------------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                -----------------

                           DIGITAL DATA NETWORKS, INC.
             (Exact name of registrant as specified in its charter)

        Washington                                           91-1426372
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                          Identification No.)

                                3102 Maple Avenue
                                    Suite 230
                                Dallas, TX 75201
                                 (214) 969-7200
               (Address, including zip code and telephone number,
                  of registrant's principal executive offices)
                           ---------------------------

           1994 Combined Incentive and Nonqualified Stock Option Plan
                                       and
           1996 Combined Incentive and Nonqualified Stock Option Plan
                            (Full title of the plans)
                           --------------------------

                                 Donald B. Scott
          President, Chairman of the Board and Chief Executive Officer
                                3102 Maple Avenue
                                    Suite 230
                                Dallas, TX 75201
                                  (214)969-7200
           (Name, address and telephone number of agent for services)
                            ------------------------

                                   Copies to:

                            Maurice J. Bates, L.L.C.
                           8214 Westchester, Suite 500
                                Dallas, TX 75225
                              Phone: (214) 692-3566
                              Fax: (214) 9878-2091

                                     CALCULATION OF REGISTRATION FEE


                                                                                    Proposed
               Title of                                     Proposed Maximum         Maximum            Amount
              Securities                     Amount          Offering Price         Aggregate             of
                 To be                        to be           Per Share (1)      Offering Price      Registration
              Registered                   Registered                                  (1)              Fee (2)
--------------------------------------- ------------------ -------------------- ------------------ ------------------
Common Stock, no par value                  355,652            $    .25           $   88,913
--------------------------------------- ------------------ -------------------- ------------------ ------------------
Common Stock, no par value                    6,000            $   4.50           $   27,000
--------------------------------------- ------------------ -------------------- ------------------ ------------------
                TOTAL                       361,652                   -           $  115,913          $   78.00
--------------------------------------- ------------------ -------------------- ------------------ ------------------

(1) Estimated solely for the purposes of calculating the registration fee based upon the exercise price of $.25 per share with respect to 355,652 shares of common stock and $4.50 per share with respect to 6,000 shares of common stock.
(2) The registration fee paid in connection herewith is based upon the price at which the options may be exercised pursuant to Rule 457(h)(1).

                                TABLE OF CONTENTS

                                                                          Page
                                                                          ----

Available Information . . . . . . . . . . . . . . . . . . . . . . . . . .   2

Incorporation of Certain Information by Reference . . . . . . . . . . . .   2

The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

Plan of Distribution. . . . . . . . . . . . . . . . . . . . . . . . . . .   3

Selling Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5

Market for Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . .  5

Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  5

Disclosure of Commission Position of Indemnification for
Securities Act Liabilities . . . . . . . . . . . . . . . . . . . . . . . .  5

Information Required in the Section 10(a) Prospectus. . . . . . . . . . .   5

Information Required in the Registration Statement. . . . . . . . . . . .   6

Signatures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9

Exhibit Index. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10

                               REOFFER PROSPECTUS

                           Digital Data Networks, Inc.

                         361,652 Shares of Common Stock
                                 (No Par Value)

         This reoffer prospectus has been prepared for use in connection with the proposed sales by the stockholders named herein (the "Selling Stockholders") of an aggregate of 361,652 shares of Common Stock (no par value) of Digital Data Networks, Inc. (the "Company") which can be acquired by the Selling Stockholders upon the exercise of options granted to them under the Company's 1994 Combined Incentive and Nonqualified Stock Option Plan and 1996 Combined Incentive and Nonqualified Stock Option Plan.

         The Selling Stockholders directly, through agents designated from time to time, or through brokers, dealers, or through underwriters to be designated, may sell the shares of common stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required by applicable law, the specific shares to be sold, the terms of the offering, including price, the names of any agent, dealer or underwriter, and any applicable commission, discount or other compensation with respect to a particular sale, will be set forth in an accompanying Prospectus Supplement. See "Selling Stockholders" and "Plan of Distribution."

         The Company will receive none of the proceeds from the sale of these shares. The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the common stock may be deemed to be underwriters within the meaning of the Securities Act, and any commission received by them and any profit on the resale of the common stock purchased by them, may be deemed to be underwriting commissions or discounts under the Securities Act. The Company has paid all of the costs of the offering with respect to the shares to be offered by the Selling Stockholders. See "Selling Stockholders" and "Plan of Distribution."

         The Company's common stock is currently listed for trading in the over-the-counter market and is quoted on the National Association of Securities Dealers, Inc. Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. under the symbol "DIDA." On May 5, 1999, the closing market price for the common stock as traded in the over-the-counter market was approximately $.33 per share.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
            SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is May 11, 1999.

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048; and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of the Registration Statement and the exhibits and schedules thereto may be obtained from the Public Reference Room of the Commission at its principal office in Washington, D.C. at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents, including the exhibits thereto, which are on file with the Securities and Exchange Commission, are incorporated in this Registration Statement by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998;
         (b) The description of the Common Stock which is contained in the Company's Registration Statement on Form SB-2 (File 33-95744-D) filed under the Securities Act of 1933, as amended;
         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year referred to in (a) above.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 from the date hereof to the termination of the offering of the securities covered hereby shall be deemed to be incorporated by reference in the Prospectus and to be a part hereof from the date of filing such documents.

         Copies of documents incorporated herein by reference may be obtained upon written or oral request without charge (other than exhibits thereto) from the headquarters of the Company, Digital Data Networks, Inc., 3102 Maple Avenue, Suite 230, Dallas, Texas 75201, telephone (214) 969-7200, Attention: Rick Boeglin, Vice President, Finance and Operations.

                                   THE COMPANY

         The Company was incorporated as Transit Information Systems, Inc. under the laws of the State of Washington on October 17, 1988. The present name was adopted in July, 1995. The Company also operates as The Transit Network under an assumed name certificate.

         The Company, a wireless, passenger communication and advertising company, is principally engaged in development, design, installation and operation of a "digital information network". Utilizing an FM subcarrier signal to transmit data, this network of computerized electronic displays deliver current news, information and advertising to riders on-board public transit vehicles.

         The Company currently has four full-time employees and one part-time employee. Its principal executive offices are located at 3102 Maple Avenue, Suite 230, Dallas, Texas 75201, telephone (214) 969-7200.


                              PLAN OF DISTRIBUTION

         The shares of the Company's common stock offered hereby by the Selling Stockholders may be sold from time to time to purchasers directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer the shares of common stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of common stock may be deemed to be underwriters and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

         The shares of common stock may be sold from time to time in one or more transactions at a fixed offering price which may be changed or at varying prices determined at the time of sale or negotiated prices.

         The Company has paid all of the expenses incident to the offering of the shares of the common stock offered by the Selling Stockholders, other than commissions and discounts of underwriters, dealers or agents.

                              SELLING STOCKHOLDERS

         The table below sets forth the names and present positions held by the Selling Stockholders, all of whose addresses are care of the Company at 3102 Maple Avenue, Suite 230, Dallas, Texas 75201. The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the exercise of options that have been granted to them by the Company pursuant to the Company's 1994 Combined Incentive and Nonqualified Stock Option Plan and/or 1996 Combined Incentive and Nonqualified Stock Option Plan (the "Plans"). The following table lists all persons holding awards, who, because of their position with the Company or amount of stock of the Company owned by them, may be deemed to be "affiliates" and persons who are non-affiliates who have acquired shares under the Plans prior to the filing of the registration statement of which this prospectus is a part. The Selling Stockholders may from time to time offer all or part of the shares acquired by them upon the exercise of options now held or which may be granted to them in the future by the Company in any trading markets. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay any and all brokerage commissions charged to sellers in connection with such sales.

                                                                 No. of Shares              No. of
                                                                  Owned Before              Shares
Name                             Position with Company            Offering (1)           Offered (2)
----                             ---------------------            ------------           -----------
Donald B. Scott, Jr.        President and                           63,278                 124,723
                               Chief Executive Officer
James F. Biagi, Jr.         Secretary and Director                  11,181                 107,952
Robert F. Hussey            Director                               100,000                  50,000
Richard J. Boeglin          Vice President,                          2,246                  61,798
                               Finance and Operations
Susan E. Hassel             Vice President, Sales                   16,678                  11,179
Fred Meyers                 Former Affiliate                         2,500                   6,000

--------------
(1) Includes shares of Common Stock, either owned or which may be acquired upon the exercise of options, not covered by this prospectus.
(2)  Option shares only which may be sold pursuant to this prospectus.


                                  LEGAL MATTERS

         The legality of the shares of Common Stock being offered hereby will be passed upon by Maurice J. Bates, L.L.C., 8214 Westchester, Suite 500, Dallas, Texas 75225.

                                                 EXPERTS

         The financial statements incorporated in this prospectus by reference to the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998, have been so incorporated in reliance on the report of BDO Seidman, LLP, independent certified public accountants, given on the authority of such firm as experts in auditing and accounting.

                             MARKET FOR COMMON STOCK

         The Common Stock of the Company, including the shares offered hereby, is designated for quotation on the Nasdaq OTC Bulletin Board under the symbol:
DIDA.


                                 USE OF PROCEEDS

         The Company will not receive any proceeds from the reoffer and resale of securities by the Selling Stockholders hereunder.


              DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         The Commission has expressed its opinion that indemnification of directors, officers and controlling persons of the Company against liabilities arising under the Securities Act, is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by an Indemnitee of the Company in the successful defense of any such act or proceeding) is asserted by such Indemnitee in connection with securities which have been registered by the Company, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

         The information required by Part I is included in documents to be sent or given to the participants.

Item 2.   Registration Information and Employee Plan Annual Information.

         Upon written or oral request, Digital Data Networks, Inc., a Washington corporation (the "Registrant") will provide, without charge, a copy of all documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are incorporated by reference in the Section 10(a) Prospectus, and all other documents required to be delivered to employees pursuant to Rule 428(b) promulgated under the Securities Act of 1933, as amended (the "Securities Act"). All requests should be made to Digital Data Networks, Inc., 3102 Maple Avenue, Suite 230, Dallas, 75201, telephone number (214) 969-7200.


                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents filed by Digital Data Networks, Inc. (the "Company") with the Commission are also incorporated herein by reference:

         (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998;
         (b) The description of the Common Stock which is contained in the Company's Registration Statement on Form SB-2 (File 33-95744-D) filed under the Securities Act of 1933, as amended.
         (c) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year referred to in (a) above.

         In addition to the foregoing, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment indicating that all of the securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference in the Registration Statement shall be deemed to be modified or superseded for purposes of the Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement.

Item 4.  Description of Securities

         Not Applicable.

Item 5.  Interests of Named Experts and Counsel

         Not Applicable.

Item 6.  Indemnification of Directors and Officers

         Pursuant to Section 23B.08.500 of the Washington Business Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in his official capacity with the corporation including expenses and attorneys fees.
Article IX of the Bylaws provides that the Company may indemnify and hold harmless to the full extent permitted by applicable law each person who was or is made a party to or is threatened to be made a party to or is involved in an actual or threatened action, suit, or other proceeding, civil or criminal, by reason of the fact that he is or was a director, officer, employee or agent of the Company against all expenses, liabilities and losses, including attorneys fees, judgments, fines, and ERISA excise taxes or penalties, actually or reasonably incurred or suffered by such person in connection with any such action.

         Article V of the Restated Articles of Incorporation provides that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for conduct as a director, except for liability of the director (i) for acts or omissions that involve intentional misconduct by the director or knowing violation of law by the director, (ii) or conduct violating Section 23B.08.310 of the Washington Business Corporation Act (pertaining to liability for unlawful distributions), or (iii) for any transaction from which the director will personally receive a benefit in money, property or services to which the director is not legally entitled.

Item 7.  Exemption from Registration Claimed

         Offers and sales of Common Stock pursuant to the Plans were exempt from registration under the Securities Act of 1933, as amended, by virtue of Sections 4(2) of such Act. Since the inception of the Plans, a total of six (6) persons have been granted options under the Plans for an aggregate of 361,652 shares. No persons have exercised options and purchased Common Stock. The issuances of the options were deemed to be exempt from registration pursuant to Section 4(2) of the Securities Act as transactions not involving a public offering. All optionees were officers and/or directors, except one consultant who was a business marketing consultant, who were familiar with the Company and its business and had access to corporate and financial information about the Company.

Item 8.  Exhibits

4.1      1994 Combined Incentive and Nonqualified Stock Option Plan (1)
4.2      1996 Combined Incentive and Nonqualified Stock Option Plan (2)
5.1      Opinion of Maurice J. Bates, L.L.C. (3)
23.0     Consent of BDO Seidman, LLP
--------------
(1) Incorporated by reference to Registration Statement of Form SB-2 (File No. 33-95744-D), Exhibit 10.1.
(2) Incorporated by reference to Schedule 14, the Company's Definitive Proxy Statement, filed May 7, 1996.
(3)   Filed herewith.

Item 9.  Undertakings

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                         (ii) To reflect in the prospectus, any facts or events
                              arising after the effective date of the
                              Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                         (iii) To include any material information with respect
                              to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs 1(i) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

                         (iv) That, for the purposes of determining any
                              liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                         (v) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, May 11, 1999.

                                           DIGITAL DATA NETWORKS, INC.

                                   By:     /s/  Donald B. Scott, Jr.
                                           -------------------------------------
                                           Donald B. Scott, Jr.
                                           President and Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons, in their capacities at Digital Data Networks, Inc. and on the dated indicated.

             Person                                  Title                                 Date
             ------                                  -----                                 ----

/s/  Donald B. Scott, Jr.            Chairman  of  the  Board,  President,          May 11, 1999
-------------------------            Chief Executive  Officer and Director
Donald B. Scott, Jr.                 (Principal Executive Officer)

/s/  James F. Biagi, Jr.             Secretary and Director                         May 11, 1999
------------------------
James F. Biagi, Jr.

/s/  Richard J. Boeglin              Vice    President,     Finance    and          May 11, 1999
-----------------------              Operations  (Principal  Financial and
Richard J. Boeglin                   Accounting Officer)


                                       9

/s/  Robert F. Hussey                Director                                       May 11, 1999
---------------------
Robert F. Hussey

                                  EXHIBIT INDEX

Document                   Description of Document
--------                   -----------------------

5.1                        Opinion of Maurice J. Bates, L.L.C.
23.0                       Consent of BDO Seidman, LLP

                                   EXHIBIT 5.1

                            MAURICE J. BATES, L.L.C.
                                 ATTORNEY AT LAW
                           8214 WESTCHESTER SUITE, 500
                              DALLAS , TEXAS 75225

                            Telephone (214) 692-3566
                               Fax (214) 987-2091

                                  May 10, 1999

Digital Data Networks, Inc.
3102 Maple Avenue, Suite 230
Dallas, Texas 75201

         Re: Registration Statement on Form S-8

Gentlemen:

         I have acted as counsel to you in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended, that you are filing with respect to 361,652 shares of common stock, no par value, (the "Shares") issuable pursuant to the 1994 Combined Incentive and Nonqualified Stock Option Plan and 1996 Combined Incentive and Nonqualified Stock Option Plan of Digital Data Networks, Inc. (the "Plans"). I have examined the minute books of the Company, copies of the Plans, the Registration Statement and such other documents as I deemed necessary to render this opinion.

         Based upon the foregoing, I am of the opinion that the Plans and the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plans, the Shares will be validly issued, fully paid and non-assessable.

         I hereby consent to the use of this opinion as an exhibit to the Registration Statement.





                                            Very truly yours,

                                            /s/ Maurice J. Bates
                                            --------------------
                                            Maurice J. Bates

                                  EXHIBIT 23.0



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Digital Data Networks, Inc.
Dallas, Texas

We hereby consent to the incorporation by reference in the Company's Form S-8 of our report dated March 10, 1999 relating to the consolidated financial statements of Digital Data Networks, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.



/s/ BDO Seidman, LLP
--------------------
BDO Seidman, LLP
Seattle, Washington
May 10, 1999